CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Participation Securities due 2022	$2,000,000	$259.60

PROSPECTUS dated November 16, 2017	Pricing Supplement No. 3,627 to
PROSPECTUS SUPPLEMENT dated November 16, 2017	Registration Statement Nos. 333-221595; 333-221595-01
Dated March 11, 2020
Rule 424(b)(2)

$2,000,000

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Buffered Securities with Leveraged Downside due March 16, 2022 Based on the Performance of the S&P GSCI™ Brent Crude Oil Index - Excess Return

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered Securities with Leveraged Downside due March 16, 2022 Based on the Performance of the S&P GSCI™ Brent Crude Oil Index - Excess Return, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the index closing value of the S&P GSCI™ Crude Oil Index - Excess Return, which we refer to as the underlying commodity index, as measured on each of the five averaging dates (as defined below). If the final index value is greater than the initial index value, you will receive a return on your investment that represents the upside performance of the underlying commodity index, subject to the maximum payment at maturity. If the final index value is less than or equal to the initial index value but greater than or equal to the downside threshold level, which is equal to 85% of the initial index value, the securities will redeem for par. However, if the final index value is less than the downside threshold level, investors will lose 1.176471% for every 1% that the final index value is less than the downside threshold level. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who seek a return based on Brent crude oil, as measured by the underlying commodity index, and who are willing to risk their principal and forgo current income and upside returns above the maximum payment at maturity in exchange for the buffer feature, which applies to a limited range of negative performance of the underlying commodity, and the potential of receiving a return based on the performance of the underlying commodity index. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and original issue price of each security is $1,000.

•	We will not pay interest on the securities.

•	At maturity, you will receive an amount of cash per security based on the final index value, which is the arithmetic average of the index closing values on each of the five averaging dates, relative to the initial index value, as follows:

º	If the final index value is greater than the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the upside payment, subject to the maximum payment at maturity.

º	If the final index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, which we refer to as the downside threshold level, meaning that the value of the underlying commodity index has remained unchanged or has declined by no more than 15% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000.

º	If the final index value is less than 85% of the initial index value, meaning that the value of the underlying commodity index has declined by more than 15% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 + [$1,000 × (commodity percent change + 15%) × downside factor]. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Please see the graph illustrating the payment at maturity in “Hypothetical Payouts on the Securities at Maturity” on PS-7.

•	The upside payment is $1,000 × commodity percent change.

•	The buffer amount is 15%. As a result of the buffer amount of 15%, the downside threshold level at or above which the final index value must be so that investors do not suffer a loss on their initial investment in the securities is 196.4068, which is approximately 85% of the initial index value.

•	The maximum payment at maturity is $1,435 per security (143.50% of the stated principal amount).

•	The downside factor is 1.176471.

•	The commodity percent change will be a fraction, the numerator of which will be the final index value minus the initial index value and the denominator of which will be the initial index value.

•	The initial index value is 231.0668, which is the index closing value on March 11, 2020, the day we priced the securities for initial sale to the public, which we refer to as the pricing date.

•	The final index value will equal the arithmetic average of the index closing values on March 7, 2022, March 8, 2022, March 9, 2022, March 10, 2022 and March 11, 2022, subject to postponement due to a non-index business day or certain market disruption events.

•	Investing in the securities is not equivalent to investing directly in the S&P GSCI™ Brent Crude Oil Index – Excess Return or the commodities futures contracts that underlie the S&P GSCI™ Brent Crude Oil Index – Excess Return.

•	The securities will not be listed on any securities exchange.

•	The estimated value of the securities on the pricing date is $957.70 per security. See “Summary of Pricing Supplement” beginning on PS-3.

•	The CUSIP number for the securities is 61766YEV9. The ISIN for the securities is US61766YEV92.

You should read the more detailed descriptions of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Final Terms of the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS- 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to public(1)	Agent’s commissions and fees (2)	Proceeds to us(3)
Per security	$1,000	$15	$985
Total	$2,000,000	$30,000	$1,970,000

(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $15 per $1,000 principal amount of securities.

(2)	Please see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement for information about fees and commissions.

(3)	See “Additional Terms of the Securities—Use of Proceeds and Hedging” on PS-37.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Terms of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Morgan Stanley

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Additional Terms of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the securities:

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered Securities with Leveraged Downside due March 16, 2022 Based on the Performance of the S&P GSCI™ Brent Crude Oil Index - Excess Return, which we refer to as the securities, in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The securities are for investors who seek a return based on Brent crude oil, as measured by the underlying commodity index, and who are willing to risk their principal and forgo current income and upside returns above the maximum payment at maturity in exchange for the buffer feature, which applies to a limited range of negative performance of the underlying commodity, and the potential of receiving a return based on the performance of the underlying commodity index. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. All payments on the securities are subject to our credit risk.

“S&P GSCI®” is a registered service mark and trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.

Each security costs $1,000

We are offering the Buffered Securities with Leveraged Downside due March 16, 2022 Based on the Performance of the S&P GSCI™ Brent Crude Oil Index - Excess Return, which we refer to as the securities.  The stated principal amount and original issue price of each security is $1,000.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $957.70.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity index, instruments based on the underlying commodity index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the downside threshold level, the downside factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

The securities do not guarantee repayment of any principal at maturity; no interest

Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the repayment of any of the principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the final index value, which is equal to the arithmetic average of the index closing values on March 7, 2022, March 8, 2022, March 9, 2022, March 10, 2022 and March 11, 2022.  The payment at maturity may be significantly less than the stated principal amount of the securities and could be zero.  If the final index value is less than 85% of the initial index value (meaning that the value of the underlying commodity index has declined by more than 15% from the initial index value), which we refer to as the downside threshold level, you will lose 1.176471% for every 1% that the final index value is less than the downside threshold level.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

Payment at maturity depends on the final index value

At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the index closing value of the underlying commodity index on each of the five averaging dates, determined as follows:

• If the final index value is greater than the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to, subject to the maximum payment at maturity of $1,435 per security:
$1,000 + upside payment where,

initial index value	=	231.0668, which is the index closing value for the underlying commodity index on the pricing date.
final index value	=

the arithmetic average of the index closing values on March 7, 2022, March 8, 2022, March 9, 2022, March 10, 2022 and March 11, 2022, subject to adjustment for index business days and certain market disruption events.

upside payment	=	stated principal amount × commodity percent change
commodity percent change	=	final index value – initial index value
initial index value

• If the final index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, meaning that the value of the underlying commodity index has remained unchanged or has declined by no more than 15% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:
$1,000

• If the final index value is less than 85% of the initial index value, meaning that the value of the underlying commodity index has declined by more than 15% from the initial index value, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:
$1,000 × [$1,000 × (commodity percent change + 15%) × downside factor]
where,

downside factor	=	1.176471

Investing in the securities is not equivalent to investing directly in the S&P GSCI™ Brent Crude Oil Index - Excess Return or the commodities futures contracts that underlie the S&P GSCI™ Brent Crude Oil Index - Excess Return.

There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.
All payments on the securities are subject to our credit risk.

You can review the historical prices of the underlying commodity index for the period from January 1, 2015 through March 11, 2020 in the sections of this pricing supplement called “Additional Terms of the Securities—Historical Information” starting on PS-26.  You cannot predict the future performance of the underlying commodity index based upon its historical performance.

Your participation in any increase in the index value is limited by the maximum payment at maturity

The positive return investors may realize on the securities if the final index value is greater than the initial index value is limited by the maximum payment at maturity of $1,435 per security, or 143.50% of the stated principal amount.  Accordingly, even if the final index value is substantially greater than the initial index value, your payment at maturity will not exceed $1,435 per security, or 143.50% of the stated principal amount.  See “Hypothetical Payouts on the Securities at Maturity” on PS-7.

Morgan Stanley Capital Group Inc. will be the calculation agent

We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for us.  The calculation agent will determine the initial index value, the downside threshold level, the final index value and whether the final index value is less than the initial index value or the downside threshold level, as applicable, the commodity percent change or the commodity performance factor (if applicable) and whether a market disruption event has occurred.  Additionally, the calculation agent will calculate the payment, if any, that you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest

The agent for the offering of the securities, MS & Co. LLC, a wholly-owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Additional Terms of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

Where you can find more information on the securities	The securities are unsecured debt securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2017 and prospectus dated November 16, 2017. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Final Terms of the Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Additional Terms of the Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following table and graph illustrate the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying commodity index. The “Return on Securities” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per security to the $1,000 stated principal amount. The hypothetical returns set forth below reflect the downside threshold level of 85% of the initial index value, the buffer amount of 15%, the downside factor of 1.176471 and the maximum payment at maturity of $1,435 per security (a return of 43.50% on the securities) and assume an initial index value of 250.00. The actual initial index value and downside threshold level are set forth on the cover of this pricing supplement. The hypothetical returns set forth below are for illustrative purposes only and do not reflect the actual returns applicable to the purchaser of the securities.

Final Index Value	Index Return	Payment on Securities (per $1,000)	Return on Securities
450.00	80.000%	$1,435.00	43.500%
400.00	60.000%	$1,435.00	43.500%
360.00	44.000%	$1,435.00	43.500%
358.75	43.500%	$1,435.00	43.500%
350.00	40.000%	$1,400.00	40.000%
300.00	20.000%	$1,200.00	20.000%
275.00	10.000%	$1,100.00	10.000%
250.00	0.000%	$1,000.00	0.000%
237.50	-5.000%	$1,000.00	0.000%
225.00	-10.000%	$1,000.00	0.000%
212.50	-15.000%	$1,000.00	0.000%
210.00	-16.000%	$988.24	-1.176%
200.00	-20.000%	$941.18	-5.882%
150.00	-40.000%	$705.88	-29.412%
100.00	-60.000%	$470.59	-52.941%
50.00	-80.000%	$235.29	-76.471%
0.00	-100.000%	$0.00	-100.000%

•	Upside scenario. If the final index value, as measured on each of the five averaging dates, is greater than the initial index value, investors will receive at maturity the $1,000 stated principal amount plus 100% of the appreciation of the underlying commodity index above the initial index value over the term of the securities, subject to the maximum payment at maturity of $1,435 per security.

o	If the underlying commodity index appreciates 2%, the investor would receive a 2% return, or $1,020.00 per security.

o	If the underlying commodity index appreciates 70%, the investor would receive only the maximum payment at maturity of $1,435 per security, or 143.50% of the stated principal amount.

•	Par scenario. If the final index value, as measured on each of the five averaging dates, is less than or equal to the initial index value but greater than or equal to the 85% of the initial index value, investors will receive the stated principal amount of $1,000 per security.

•	Downside scenario. If the final index value, as measured on each of the five averaging dates, is less than 85% of the initial index value, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying commodity index beyond the buffer amount of 15% times the downside factor of 1.176471. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

o	For example, if the underlying commodity index depreciates 70% from the initial index value to the final index value, investors would lose approximately 64.706% of their principal and receive only $352.94 per security at maturity, or 35.294% of the stated principal amount.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity. In addition, the return on the securities is limited by the maximum payment at maturity. Investing in the securities is not equivalent to directly investing in the underlying commodity index or in the commodities futures contracts that underlie the underlying commodity index. For a further discussion of risk factors, please see the accompanying prospectus supplement and prospectus.

The securities do not pay interest or guarantee a return of any principal at maturity

The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee to pay you any of the principal amount of the securities at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the index closing value of the underlying commodity index on each of the five averaging dates.  If the final index value is less than the downside threshold level, you will lose 1.176471% for every 1% that the final index value is less than the downside threshold level.  Accordingly, the payment at maturity may be less, and perhaps significantly less, than the $1,000 stated principal amount per security.  There is no minimum payment at maturity.  Accordingly, you could lose your entire investment in the securities.  See “Hypothetical Payouts on the Securities at Maturity” on PS-7.

Your appreciation potential is limited

The appreciation potential of the securities will be limited by the maximum payment at maturity of $1,435 per security, or 143.50% of the stated principal amount. The payment at maturity will never exceed the maximum payment at maturity even if the final index value is substantially greater than the initial index value.

The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities

You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding.  Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The amount payable at maturity, if any, is based on the arithmetic average of the index closing values on each of the five averaging dates, and therefore the return	The amount payable at maturity, if any, will be calculated by reference to the average of the index closing values on each of the five averaging dates. Therefore, in calculating the final index value, positive performance of the underlying commodity index as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final index value, calculated based on the index closing values on each of the five averaging dates, may be less than the index closing value on the final averaging date, and as a

amount may be less than if it were based solely on the index closing value on the final averaging date	result, the amount you receive at maturity may be less than if it were based solely on the index closing value on the final averaging date.
The market price of the securities may be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the index closing value on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is not directly correlated to the index closing value, the securities will trade differently from the underlying commodity index. Other factors that may influence the value of the securities include:

•      the volatility (frequency and magnitude of changes in value) of the underlying commodity index;

•      the price of the index contracts that underlie the underlying commodity index and the volatility of such prices;

•      trends of supply and demand for the index contracts that underlie the underlying commodity index;

•      interest and yield rates in the market;

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the value of the underlying commodity index;

•       the time remaining until the maturity of the securities; and

•       any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity index at the time of sale is below the downside threshold level or it is believed to be likely to do so in light of the then current price of the underlying commodity index.

An investment in the securities will expose you to concentrated risks relating to crude oil

The underlying commodity index to which the return on the securities is linked is composed entirely of Brent crude oil futures contracts included in the underlying commodity index and may therefore bear risks similar to a securities investment concentrated in a single underlying sector. The price of Brent crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Brent crude oil is light sweet crude oil from the North Sea. Most refinement takes place in Northwest Europe. Brent crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of Brent crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for Brent crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (OPEC) and other crude oil producers. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Brent crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes).The price of Brent crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future. It is not possible to predict the aggregate effect of all or any combination of these factors.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities	The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the securities.

Single index values tend to be more volatile than, and may not correlate with, the prices of commodities generally

The payment at maturity on the securities is linked exclusively to a sinlge commodity index composed entirely of Brent crude oil futures contracts and not to a diverse basket of commodities or a broad-based commodity index.  The price of Brent crude oil futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally.  Because the securities are linked to the price of a single commodity index, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of underlying commodity index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Additional Terms of the Securities—Historical Information.”

Higher future prices of Brent crude oil relative to its current prices may adversely affect the value of the underlying commodity index and the value of the securities	The underlying commodity index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the underlying commodity index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities included in the underlying commodity index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the underlying commodity index, and, accordingly, the value of the securities.

An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities

The underlying commodity index has returns based on the change in price of futures contracts included in such underlying commodity index, not the change in the spot price of actual physical commodities to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity index, and, therefore, the value of the securities.

Adjustments to the underlying commodity index could adversely affect the value of the securities

The publisher of the underlying commodity index may add, delete or substitute the commodity contracts constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index. The underlying commodity index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time. Any of these actions could adversely affect the value of the securities. Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

Investing in the securities is not equivalent to investing in the underlying commodity index	Investing in the securities is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

Legal and regulatory changes could adversely affect the return on and value of your securities

Futures contracts and options on futures contracts, including those related to the Brent crude oil, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in index values, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 2-year term of the securities	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying commodity index), including trading in swaps or futures contracts on the underlying commodity index and on commodities that underlie the underlying commodity index.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches.  Some of our affiliates also trade in financial instruments related to the underlying commodity index or the prices of the commodities or contracts that underlie the underlying commodity index on a regular basis as part of their general commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the initial index value and, as a result, could increase the downside threshold level, which is the price at or above which the final index value so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the index value, including the index value on any averaging date, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities

As calculation agent, MSCG will determine the initial index value, the downside threshold level, the final index value and whether the final index value is less than the initial index value or the downside threshold level, as applicable, the commodity percent change or the commodity performance factor (if applicable) and whether a market disruption event has occurred.  Additionally, the calculation agent will calculate the amount of cash, if any, you will receive at maturity.  Any of these determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the calculation of the index value in the event of a market disruption event, may adversely affect the payout to you at maturity. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

The U.S. federal income tax consequences of an investment in the securities are uncertain

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

FINAL TERMS OF THE SECURITIES

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of the Buffered Securities with Leveraged Downside due March 16, 2022 Based on the Performance of the S&P GSCI™ Brent Crude Oil Index - Excess Return.

Aggregate Principal Amount	$2,000,000

Issuer	Morgan Stanley Finance LLC

Guarantor	Morgan Stanley

Pricing Date	March 11, 2020

Original Issue Date (Settlement Date)	March 16, 2020 (3 Business Days after the Pricing Date)

Maturity Date	March 16, 2022, subject to postponement as described in the following paragraph.

If, due to a Market Disruption Event or otherwise, the scheduled Final Averaging Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following such Final Averaging Date as postponed. See “––Averaging Dates” below.

In the event that the Maturity Date of the Securities is postponed as described above, the Issuer will give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to the holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to the holder’s last address as it will appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “DTC”) by telephone or facsimile confirmed by mailing such notice to the DTC by first class mail, postage prepaid. Any notice that is mailed to the holder of the Securities in the manner herein provided will be conclusively presumed to have been duly given to such holder, whether or not such holder receives the notice. The Issuer will give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Averaging Date.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	61766YEV9

ISIN	US61766YEV92

Denominations	$1,000 and integral multiples thereof

Underlying Commodity Index	S&P GSCI™ Brent Crude Oil Index - Excess Return (the “Index”). For more information on the Underlying Commodity Index, see “Additional Terms of the Securities––S&P GSCITM Brent Crude Oil Index - Excess Return” below.

Index Publisher	S&P Dow Jones Indices LLC and any successor publisher thereof (“S&P”).

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:

(i) if the Final Index Value is greater than the Initial Index Value, $1,000 plus the Upside Payment, subject to the Maximum Payment at Maturity,

(ii) if the Final Index Value is less than or equal to the Initial Index Value but greater than or equal to the Downside Threshold Level, meaning that the value of the Underlying Commodity Index has remained unchanged or has declined by no more than 15% from the Initial Index Value, the Stated Principal Amount of $1,000, or

(iii) if the Final Index Value is less than the Downside Threshold Level, meaning that the value of the Underlying Commodity Index has declined by more than 15% from the Initial Index Value, $1,000 + [$1,000 × (Commodity Percent Change + 15%) × Downside Factor].

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely and to DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “Additional Terms of the Securities—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Maximum Payment at Maturity	$1,435 per Security (143.5% of the Stated Principal Amount). In no event will the Payment at Maturity per Security exceed the Maximum Payment at Maturity.

Downside Threshold Level	196.4068, which is approximately 85% of the Initial Index Value.

See “Discontinuance of the Underlying Commodity Index; Alteration of Method of Calculation.”

Commodity Percent Change	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Commodity Percent Change	=	Final Index Value – Initial Index Value
Initial Index Value

Upside Payment	The product of the Stated Principal Amount and the Commodity Percent Change, as determined by the Calculation Agent:

Upside Payment	=	$1,000 × Commodity Percent Change

Initial Index Value	231.0668, which is the Index Closing Value on the Pricing Date.

If the Initial Index Value as finally published by the Index Publisher, as determined by the Calculation Agent, differs from the Initial Index Value specified in this pricing supplement, we will include the definitive Initial Index Value in an amended pricing supplement.

See “Discontinuance of the Underlying Commodity Index; Alteration of Method of Calculation.”

Final Index Value	The arithmetic average of the Index Closing Values on each of the five Averaging Dates, as determined by the Calculation Agent.

Index Closing Value	The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official settlement price of the Underlying Commodity Index as published by the Index Publisher, or any Successor Index (as defined under “—Discontinuance of the Underlying Commodity Index; Alteration of Method of Calculation”). In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Underlying Commodity Index described under “—Discontinuance of the Underlying Commodity Index; Alteration of Method of Calculation.”

Reuters and various other third-party sources may report the official settlement price of the Underlying Commodity Index. If any such reported price differs from that as determined by the Index Publisher or its successor, the official settlement price published by such Index Publisher or successor will prevail.

Averaging Dates	March 7, 2022, March 8, 2022, March 9, 2022, March 10, 2022 and March 11, 2022, subject to postponement as described below.

The Final Index Value shall be determined on the last Averaging Date to occur, which shall be referred to as the “Final Averaging Date.”

If a scheduled Averaging Date is not an Index Business Day, the Index Closing Value in respect of such Averaging Date will be the Index Closing Value on the succeeding Index Business Day (notwithstanding the fact that such day may be another scheduled Averaging Date, in which case the Index Closing Value on such Index Business Day will be used as the Index Closing Value in respect of more than one Averaging Date); provided that if a Market Disruption Event relating to the Underlying Commodity Index or one or more commodity contracts underlying the Underlying Commodity Index (each, an “index contract”) occurs on an Averaging Date, the Index Closing Value for such Averaging Date will be determined in accordance with the next succeeding paragraph.

If a Market Disruption Event relating to the Underlying Commodity Index or any index contract occurs on any scheduled Averaging Date, the Calculation Agent will calculate the Index Closing Value in respect of such Averaging Date using as a price (i) for each index contract that did not suffer a Market Disruption Event on such Averaging Date, the official settlement price of such index contract on such Averaging Date and (ii) for each index contract that did suffer a Market Disruption Event on such date, the official settlement price of such index contract on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to such index contract notwithstanding the fact that such day may be another scheduled Averaging Date; provided that, if a Market Disruption Event occurs with respect to any index contract on each of the five Trading Days immediately succeeding any Averaging Date, the Calculation Agent will determine the price of such index contract for such Averaging Date on such fifth succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market selected by the Calculation Agent to provide a quotation for the relevant price. If such quotations are provided as requested, the price of the relevant index contract for the relevant Averaging Date will be the arithmetic mean of such quotations. Quotations of MS & Co. LLC (“MS & Co.”), Morgan Stanley Capital Group Inc. (“MSCG”) or any of their affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained. If fewer than three quotations are provided as requested, the price of the relevant index contract for the relevant Averaging Date will be determined by the Calculation Agent in its sole discretion (acting in good faith) taking into account such information that it deems relevant. In calculating the Index Closing Value in the circumstances described in this paragraph, the Calculation Agent will use the formula for calculating the Underlying Commodity Index last in effect prior to the applicable Averaging Date; provided that if the relevant Market Disruption Event is due to a Material Change in Formula, the Calculation Agent will use the formula last in effect prior to that Market Disruption Event.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange	Relevant Exchange means the principal exchange or trading market for any contract or commodity then included in the Underlying Commodity Index or any Successor Index.

Index Business Day	Any day on which the official settlement price of the Underlying Commodity Index is scheduled to be published by the Index Publisher or its successor.

Trading Day	Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co.

Calculation Agent	MSCG and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Downside Threshold Level, the Final Index Value, whether the Final Index Value is less than the Initial Index Value or the Downside Threshold Level, as applicable, the Commodity Percent Change or the Upside Payment (if applicable) and whether a Market Disruption Event has occurred. See “—Market Disruption Event” below. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means (a) with respect to the Underlying Commodity Index or any index contract, any of a Price Source Disruption or a Disappearance of Commodity Reference Price, (b) with respect to any index contract, a Trading Disruption or a Tax Disruption or (c) with respect to the Underlying Commodity Index, a Material Change in Formula or a Material Change in Content, in each case, as determined by the Calculation Agent in its sole discretion.

Price Source Disruption	Price Source Disruption means (a) with respect to the Underlying Commodity Index, either (i) the temporary failure of the Index Publisher to announce or publish the official settlement price of the Underlying Commodity Index (or the price of any Successor Index, if applicable), or the information necessary for determining such price (or the price of any Successor Index, if applicable) or (ii) the temporary discontinuance or unavailability of the Underlying Commodity Index, and (b) with respect to any index contract, the temporary or permanent failure of any Relevant Exchange to announce or publish the relevant price for such index contract.

Disappearance of Commodity
Reference Price	Disappearance of Commodity Reference Price means (a) with respect to the Underlying Commodity Index, the disappearance or permanent discontinuance or unavailability of the official settlement price of the Underlying Commodity Index, notwithstanding the availability of the price source or the status of trading in the index contracts or futures contracts related to the index contracts, and (b) with respect to any index contract, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such index contract or futures contracts related to such index contract on the Relevant Exchange for such index contract or (ii) the disappearance of, or of trading in, such index contract.

For purposes of this definition, a discontinuance of publication of the Underlying Commodity Index will not be a Disappearance of Commodity Reference Price if MSCG has selected a Successor Index in accordance with “—Discontinuance of the Underlying Commodity Index; Alteration of Method of Calculation.”

Trading Disruption	Trading Disruption means, with respect to any index contract, the material suspension of, or material limitation imposed on, trading in an index contract or futures contracts related to such index contract on the Relevant Exchange for such Index Contract.

Tax Disruption	With respect to any index contract, tax disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such index contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price of such index contract on any day that would otherwise be an Averaging Date from what it would have been without that imposition, change or removal.

Material Change in Formula	Material Change in Formula means the occurrence since the Pricing Date of a material change in the formula for, or the method of calculating, the official settlement price of the Underlying Commodity Index.

Material Change in Content	Material Change in Content means the occurrence since the Pricing Date of a material change in the content, composition or constitution of the Underlying Commodity Index or relevant futures contracts.
Discontinuance of the Underlying Commodity
Index; Alteration of Method of Calculation	If, following the Original Issue Date, the Index Publisher discontinues publication of the Underlying Commodity Index and the Index Publisher or another entity (including MSCG or MS & Co.) publishes a successor or substitute index that MSCG, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Underlying Commodity Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Index Business Day that any Index Closing Value is to be determined, and, to the extent the Index Closing Value of the Successor Index differs from the Index Closing Value of the Underlying Commodity Index at the time of such substitution, proportionate adjustments will be made by the Calculation Agent to the Initial Index Value and Downside Threshold Level.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following the Original Issue Date, the Index Publisher ceases to publish the Underlying Commodity Index and no other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts as in effect immediately prior to such cessation, then the Index Closing Value will be calculated by the Calculation Agent in accordance with the formula used to calculate the Underlying Commodity Index and composition of the futures contracts of the Underlying Commodity Index on the last day on which the Underlying Commodity Index was published.

If the Index Publisher changes its method of calculating the Underlying Commodity Index in any material respect that the Calculation Agent determines, in its sole discretion, not to be a Material Change in Formula, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Underlying Commodity Index as if such changes or modifications had not been made and calculate any Index Closing Value in accordance with such adjustments. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Commodity Index may adversely affect the value of the Securities.

Alternate Exchange Calculation
in Case of an Event of Default	In case an Event of Default with respect to the Securities will have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities will be an amount in cash equal to the value of such Securities on the day that is two business days prior to the date of such acceleration, as determined by the Calculation Agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the Calculation Agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the Pricing Date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such Securities. Because the Calculation Agent will take into account movements in market interest rates, any increase in market interest rates since the Pricing Date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than this amount.

ADDITIONAL TERMS OF THE SECURITIES

Book Entry Security or
Certificated Security	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

S&P GSCI™ Brent Crude
Oil Index - Excess Return	We have derived all information contained in this Pricing Supplement regarding the Underlying Commodity Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, the S&P. The Index was developed, and is calculated, maintained and published by S&P.

The S&P GSCI™ Brent Crude Oil Index - Excess Return is a sub-index of the S&P GSCITM-ER. It represents only the Brent crude oil component of the S&P GSCITM-ER, a composite index of commodity sector returns, calculated, maintained and published daily by S&P. The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. The S&P GSCI™ represents the return of a portfolio of the futures contracts for the underlying commodities. The S&P GSCI™ Brent Crude Oil Index - Excess Return references the front-month Brent crude oil futures contract (i.e., the Brent crude futures contract generally closest to expiration) traded on the ICE Futures Europe. The S&P GSCI™ Brent Crude Oil Index - Excess Return provides investors with a publicly available benchmark for investment performance in the Brent crude oil commodity markets. The S&P GSCI™ Brent Crude Oil Index - Excess Return is an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the Index (which, in the case of the

Underlying Commodity Index, are the designated crude oil futures contracts).

The S&P GSCI™-ER is calculated, maintained and published daily, by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., which we refer to as “S&P.” The S&P GSCI™-ER is a world production-weighted index that is designed to reflect the relative significance of each of its underlying commodities in the world economy. The S&P GSCI™-ER was established in May 1991 and represents the return of a portfolio of commodity futures contracts included in the S&P GSCI™, the composition of which, on any given day, reflects the contract production weights (referred to as “CPWs”) and “roll weights” of the contracts included in the S&P GSCI™ (discussed below).

Value of the S&P GSCI™ - ER

The value of the S&P GSCI™-ER on any given day is equal to the product of (i) the value of the S&P GSCI™-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made. The value of the S&P GSCI™-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI™, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI™ on the preceding day, minus one.

The total dollar weight of the S&P GSCI™ is the sum of the dollar weight of each of its underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. Eastern time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI™ calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the S&P GSCI™ is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI™ also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI™ is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., Eastern time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The S&P GSCI™—Excess Return is calculated and maintained using the same methodology utilized by S&P in calculating the S&P GSCI™. The S&P GSCI™ is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCI™ is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Committee and the Commodity Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCI™, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCI™. The methodology for determining the composition and weighting of the S&P GSCI™ and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™, as described below. S&P makes the official calculations of the S&P GSCI™.

The Index Committee established by S&P to assist it in connection with the operation of the S&P GSCI™ generally meets once each year to discuss the composition of the S&P GSCI™. The Commodity Index Advisory Panel has an advisory role and cannot bind the Index Committee to any changes. The Commodity Index Advisory Panel meets at least annually to discuss market developments and potential changes to the S&P GSCI™.

On July 2, 2012, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, launched a new joint venture, S&P Dow Jones Indices LLC, which owns the S&P Indices business and the Dow Jones Indexes business, including the S&P GSCI™ Indices.

Composition of the S&P GSCI™

In order to be included in the S&P GSCI™ a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•	The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCI™ that, at any given point in time, will be involved in rolls to be effected pursuant to the S&P GSCI™.

•	The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

•	The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™.

•	At and after the time a contract is included in the S&P GSCI™, the daily contract reference price for such contract must be published between 10:00 AM. and 4:00 P.M., Eastern time, on each business day relating to such contract by the trading facility on or through which it is traded.

•	For a contract to be eligible for inclusion in the S&P GSCI™, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

•	Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCI™.

The contracts currently included in the S&P GSCI™ are all futures contracts traded on the NYMEX, the ICE Futures, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the LME.

Calculation of the S&P GSCI™ Excess Return Index

On any S&P GSCI™ Excess Return Index business day, the level of the S&P GSCI™ Excess Return Index is equal to the product of (i) the level of the S&P GSCI™ Excess Return Index on the preceding S&P GSCI™ Excess Return Index business day and (ii) one plus the contract daily return (described below) on the S&P GSCI™ Excess Return Index business day on which the calculation is made. The result of the foregoing calculation is then rounded to seven digits for precision. The term “S&P GSCI™ Excess Return Index business day” means a day on which the S&P GSCI™ Excess Return Index is calculated, as determined by the NYSE Euronext Holiday & Hours schedule.

Contract Daily Return

On any S&P GSCI™ Excess Return Index business day, the contract daily return is equal to the total dollar weight (described below) on such day divided by the total dollar weight on the preceding S&P GSCI™ Excess Return Index business day minus one.

Total Dollar Weight

The total dollar weight of the S&P GSCI™ Excess Return Index on any S&P GSCI™ Excess Return Index business day is equal to the sum of the dollar weights of all designated contracts. The dollar weight of a designated contract not during a roll period is equal to:

(a)	the daily contract reference price for that designated contract on the day on which the calculation is made, multiplied by

(b)	the contract production weight for that designated contract.

The futures contracts that comprise the S&P GSCI™ Excess Return Index must be liquidated or rolled forward into more distant contract expirations as they approach expiration. A “roll period” means the period of five S&P GSCI™ Excess Return Index business days beginning on the fifth and ending on the ninth S&P GSCI™ Excess Return Index business day of each calendar month when futures contracts that are closest to expiration (the “first nearby contract expiration”) are liquidated and replaced with futures contracts that are the next closest to expiration (the “roll contract expiration”). The “contract roll weight” is a measure of how much of the weight of the first nearby contract expiration has been shifted to the roll contract expiration.

The dollar weight of a designated contract during a roll period is equal to:

(i)	the daily contract reference price with respect to the first nearby contract expiration multiplied by the contract production weight with respect to the first nearby contract expiration multiplied by the contract roll weight with respect to the first nearby contract expiration, plus

(ii)	the daily contract reference price with respect to the roll contract expiration multiplied by the contract production weight with respect to the roll contract expiration multiplied by the contract roll weight with respect to the roll contract expiration, provided that for roll periods in which a re-weighting is implemented, (A) the first nearby contract expiration and the roll contract expiration could have different contract production weights and (B) the product of (i) above is also multiplied by the quotient of the new normalizing constant divided by the old normalizing constant. The “normalizing constant” is a divisor used to ensure the continuity of the S&P GSCI™ Excess Return Index over time and is determined each time the composition of the S&P GSCI™ Excess Return Index is re-weighted pursuant to the index methodology.

Adjustment of Roll Period

If on any S&P GSCI™ Excess Return Index business day during a roll period any of the following conditions exist, the portion of the roll with respect to the affected contract that would have taken place on that day is deferred until the next contract business day on which these conditions do not exist:

•	no daily contract reference price is available for a given contract expiration (i.e., such S&P GSCI™ Excess Return Index business day is not a contract business day);

•	any such price represents the maximum or minimum price for such contract month, based on trading facility price limits (referred to as a limit price);

•	the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., Eastern time. In that event, S&P Dow Jones Indices may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, S&P Dow Jones Indices will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to and does not resume at least 10 minutes prior to and continue until its scheduled closing time.

Daily Contract Reference Price

The daily contract reference prices used to calculate the level of the S&P GSCI™ Excess Return Index on any given S&P GSCI™ Excess Return Index business day are the most recent daily contract reference prices made available by the relevant trading facilities, subject to the following:

•	If a relevant trading facility fails to make available a daily contract reference price on a day that is a contract business day, or if the index sponsor determines the daily contract reference price as published by a relevant trading facility reflects a manifest error, the relevant calculation will be delayed until the daily contract reference price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 P.M., Eastern time, S&P Dow Jones Indices may determine the appropriate daily contract reference price for the relevant designated contract (described below) for purposes of calculating the level of the S&P GSCI™ Excess Return Index, in which case the index sponsor will disclose the basis for its determination of such daily contract reference price. A “designated contract” means a futures contract currently included in the S&P GSCI™ Excess Return Index based on the current index methodology.

•	If a given S&P GSCI™ Excess Return Index business day is not a contract business day for a designated contract, the calculations will be made based on the most recently available daily contract reference price, regardless of whether such contract business day is also an S&P GSCI™ Excess Return Index business day.

•	Notwithstanding the foregoing provisions, if the daily contract reference price for a designated contract on an S&P GSCI™ Excess Return Index business day is corrected or finally made available by the relevant trading facility sufficiently early on the next S&P GSCI™ Excess Return Index business day to enable the index sponsor to recalculate the S&P GSCI™ Excess Return Index, then the level of the S&P GSCI™ Excess Return Index for such S&P GSCI™ Excess Return Index business day will be recalculated based on such daily contract reference price.

•	A daily contract reference price determined according to the procedure set forth in the foregoing provisions will be used in calculating the S&P GSCI™ Excess Return Index regardless of whether such price is a limit price.

Contract Production Weights

The S&P GSCI™ Excess Return Index is a production-weighted index, and S&P Dow Jones Indices ascertains the quantity of each designated contract to be included in the S&P GSCI™ Excess Return Index, which is referred to as the contract production weight. In calculating the contract production weight of each designated contract, the world production average of each underlying commodity is allocated to the corresponding designated contracts that can best support liquidity. The calculation of the contract production weights of the designated contracts involves a four-step process: (1) determination of the world production quantity (described below) of each underlying commodity, (2) determination of the world production average (described below) of each underlying commodity over the relevant five-year period (described below), (3) calculation of the contract production weight based on the designated contract's percentage of the total quantity traded, and (4) certain adjustments to the contract production weights.

(1) World Production Quantities

The world production quantity of each underlying commodity is equal to the total world production of the underlying commodity over the most recent five-year period for which complete world production data is available for all index commodities from sources determined by S&P Dow Jones Indices to be reasonably accurate and reliable. The data is reported on a two year lag.

S&P Dow Jones Indices will generally use the same sources of information used to determine the contract production weights for or during the immediately preceding year. If such sources are not reasonably available or do not contain the necessary information, or if S&P Dow Jones Indices determines the information included in any such sources is inaccurate, unreliable or contains manifest error, S&P Dow Jones Indices will identify alternative sources of information. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P Dow Jones Indices, in consultation with the S&P GSCI™ Excess Return Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

(2) Calculation of World Production Averages

The world production averages of each underlying commodity is equal to its world production quantity over the relevant five-year period, divided by five. The world production average is simply the average annual production amount of the underlying commodity based on the world production quantity over a five-year period.

(3) Calculation of Contract Production Weights

In calculating the contract production weight of each designated contract on a particular underlying commodity, the world production average of such underlying commodity is allocated to those designated contracts that can best support liquidity.

With respect to each designated contract, the contract production weight is equal to (a) (i) if there is only one designated contract on the underlying commodity, one (1), and (ii) if there is more than one designated contract on the underlying commodity, the percentage of the total quantity traded of the underlying commodity over the 12-month period ending on August 31st of the immediately preceding year that is traded pursuant to the designated contract, multiplied by (b) the world production average of the underlying commodity, and divided by (c) 1,000,000.

(4) Adjustments to the Contract Production Weights

Contract production weights may be adjusted to ensure that the contract production weight of each designated contract on the underlying commodity is at a level sufficient to support trading activity in the S&P GSCI™ Excess Return Index, but not disproportionately high. The final contract production weights are rounded to seven digits of precision. The new contract production weights are implemented during the designated January roll period.

Contract Expirations

Because the S&P GSCI™ is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the S&P GSCI™ for each commodity during a given year are designated by S&P, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI™ will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI™.

In addition, information about the Index may be obtained from other sources including, but not limited to, the Index Publisher’s website. We are not incorporating by reference into this document the website or any material it includes. Neither the issuer, the guarantor nor the agent makes any representation that such publicly available information regarding the Index is accurate or complete.

License Agreement between S&P
and Morgan Stanley	S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Underlying Commodity Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities. The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Underlying Commodity Index to track general agricultural commodity market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the Underlying Commodity Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the Underlying Commodity Index which is determined, composed and calculated by S&P without regard to the Licensee or the Securities. S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the Underlying Commodity Index. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The Securities have not been passed on by the Corporations as to their legality or suitability. The Securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

Historical Information	The following table sets forth the published high and low S&P GSCI™ Brent Crude Oil Index - Excess Return Values, as well as end-of-quarter values, for the Underlying Commodity Index for each quarter in the period from January 1, 2015 to March 11, 2020. The Index Value on March 11, 2020 was 231.0668. The graph following the table sets forth the daily prices of the Underlying Commodity Index for the same period. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The Index Values of the Underlying Commodity Index on the Pricing Date and the Valuation Date will be determined with reference to the prices published by the Relevant Exchange in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets on such dates. The historical performance of the Underlying Commodity Index set out in the table and graph below should not be taken as an indication of its future performance. We cannot give you any assurance that the Final Index Value will be greater than or equal to the Downside Threshold Level so that you will not suffer a loss on your investment in the Securities. The price of the Underlying

Commodity Index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

S&P GSCI™ Brent Crude Oil Index - Excess Return

High and Low Daily Closing Prices and End-of-Quarter Prices

January 1, 2015 through March 11, 2020

SPGCBRP	High	Low	Period End
2015
First Quarter	486.5650	385.4985	426.4446
Second Quarter	512.2656	425.5342	471.7897
Third Quarter	460.2414	312.6692	346.5329
Fourth Quarter	377.0698	246.9179	254.3449
2016
First Quarter	269.0090	187.9545	255.2136
Second Quarter	328.4657	238.5073	308.1418
Third Quarter	312.1090	255.8845	301.9257
Fourth Quarter	326.4548	264.0791	325.6525
2017
First Quarter	327.2573	284.4242	300.5374
Second Quarter	315.8119	247.5387	267.9791
Third Quarter	320.7907	256.6598	311.7867
Fourth Quarter	372.5566	305.3633	372.5566
2018
First Quarter	394.5990	351.3593	391.9424
Second Quarter	456.3986	379.3375	454.5368
Third Quarter	476.0496	406.7196	476.0496
Fourth Quarter	496.5347	291.9328	309.3557
2019
First Quarter	392.1259	315.7383	388.1626
Second Quarter	427.0670	351.4906	384.5288
Third Quarter	412.3953	335.5327	361.0288
Fourth Quarter	422.6105	351.5232	417.1122
2020
First Quarter (through March 11, 2020)	435.5031	219.4833	231.0668

Daily Underlying Commodity Index Closing Values

January 1, 2015 to March 11, 2020

*The bold red line in the graph illustrates the Downside Threshold Level of 196.4068, which is approximately 85% of the Initial Index Value.

Use of Proceeds and Hedging	The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in futures contracts on the Underlying Commodity Index or positions in any other available instruments that we may wish to use in connection with such hedging. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. Such purchase activity could potentially increase the Initial Index Value, and, as a result, could increase the Downside Threshold Level, which is the price at or above which the Final Index Value must be on the Valuation Date so that you do not suffer a loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts on the Underlying Commodity Index or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the Securities, including on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the Index Value, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates will act as placement agents for the Securities and will receive a fee from us or one of our affiliates that will not exceed $15 per $1,000 stated principal amount of Securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly-owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Underlying Commodity Index in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Securities:

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Validity of the Securities	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the

Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these Securities should consult and rely on their own counsel and advisers as to whether an investment in these Securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to initial investors in the Securities who:

•	purchase the Securities in the original offering; and

•	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion below regarding FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement if Securities are Treated as Debt. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above under “Certification Requirement if Securities are Treated as Debt” and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments,

FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.